FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS REPORTS THIRD QUARTER 2019
FINANCIAL RESULTS WITH CONTINUED MARGIN IMPROVEMENT

Third Quarter 2019 Highlights

•Net sales of $88.5 million were relatively consistent with the prior year and increased 1.1 percent on a local currency basis.
•GAAP net income was $1.4 million compared to $1.3 million in the prior year
•GAAP net income per diluted share was $0.07 compared to $0.08 per share in the prior year
•Adjusted net income per diluted share increased 60.0 percent to $0.08 compared to $0.05 per share in the prior year
•Adjusted EBITDA increased 63.2 percent to $8.3 million from $5.1 million in the prior year

LEHI, Utah, November 7, 2019 - Nature’s Sunshine Products, Inc. (NASDAQ: NATR), a leading natural health and wellness company engaged in the manufacture and sale of nutritional and personal care products, today reported its financial results for the third quarter ended September 30, 2019.

Management Commentary

“We continue to make excellent progress implementing our global strategy, which focuses on strengthening our brand, improving field fundamentals, expanding digital capabilities, extending our manufacturing leadership, and improving organizational capabilities. We have strategically restructured the business to both align our resources to our global strategy and improve profitability, which drove strong growth of adjusted net income and adjusted EBITDA during the third quarter,” stated Terrence Moorehead, President and Chief Executive Officer. “We have successfully launched our new global management structure, driving improved organizational effectiveness and execution. We have also worked diligently to build our next generation capabilities as we prepare for a brand relaunch, the launch of a new digital platform and our entry into the rapidly growing hemp-derived CBD market. Each of our strategic efforts are focused on accelerating growth, driving profitability and enhancing shareholder value.”

Third Quarter 2019 Financial Summary

	Net Sales by Operating Segment (Amounts in Thousands)
	Three Months Ended September 30, 2019	Three Months Ended September 30, 2018	Percent Change	Impact of Currency Exchange	Percent Change Excluding Impact of Currency
Asia	$33,717	$34,063	(1.0)%	$(947)	1.8%
Europe	14,640	13,076	12.0	(229)	13.7
North America	34,161	35,578	(4.0)	(25)	(3.9)
Latin America and Other	6,006	6,111	(1.7)	(116)	0.2
	$88,524	$88,828	(0.3)%	$(1,317)	1.1%

Net sales of $88.5 million decreased 0.3 percent compared to $88.8 million in the third quarter of 2018. Net sales were also negatively impacted by $1.3 million of unfavorable foreign currency exchange rate fluctuations. On a local currency basis, net sales increased 1.1 percent compared to 2018. The increase in local currency net sales was primarily related to growth in Asia and Europe, partially offset by declines in North America, and Latin America and Other.

Gross margin, as a percentage of net sales, increased to 74.3 percent from 73.9 percent in the third quarter of 2018. The increase in gross margin as compared to the prior year was primarily driven by changes in market mix and reserves for obsolete inventory recorded in the prior year.

Volume incentives, as a percentage of net sales, decreased to 33.7 percent from 34.3 percent in the third quarter 2018.

Selling, general and administrative expenses ("SG&A") decreased by approximately $0.5 million to $31.2 million for the third quarter of 2019. The decrease in SG&A expenses is primarily due to savings from restructuring activities. As a percentage of net sales, SG&A expenses decreased to 35.2 percent from 35.6 percent in the third quarter of 2018. Excluding the impact of restructuring and net gain on sale of property, SG&A expenses as a percentage of net sales were 34.8 percent and 36.8 percent for the third quarters of 2019 and 2018, respectively.

Operating income in the third quarter of 2019 was $4.7 million, or 5.3 percent of net sales, as compared to $3.5 million, or 4.0 percent of net sales in the third quarter of 2018. Excluding impact of non-recurring items noted above, operating income was $5.1 million, or 5.8 percent of net sales, compared to $2.5 million, or 2.8 percent of net sales in the prior year period.

Other loss, net, in the third quarter of 2019 was a loss of $1.2 million compared to a loss of $0.4 million in the third quarter of 2018. The provision for income taxes was $2.1 million in the third quarter of 2019 compared to $1.8 million in the third quarter of 2018.

GAAP net income attributable to common shareholders was $1.3 million, or $0.07 per diluted common share, compared to $1.5 million, or $0.08 per diluted common share in the third quarter of 2018. Net income attributable to NSP China was $0.2 million or $0.01 per diluted common share for the quarter, compared to a loss of $0.8 million, or $0.04 per diluted common share for the third quarter of 2018.

Adjusted net income attributable to common shareholders was $1.6 million, or $0.08 per diluted common share, compared to $1.0 million, or $0.05 per diluted common share in the prior year period. A reconciliation of adjusted net income to GAAP net income is provided in the attached financial tables.

Adjusted EBITDA was $8.3 million, compared to $5.1 million in 2018. Adjusted EBITDA, which is a non-GAAP financial measure, is defined here as net income from continuing operations before taxes, depreciation, amortization and other income/loss adjusted to exclude share-based compensation expense and certain noted adjustments. A reconciliation of Net Income to Adjusted EBITDA is provided in the attached financial tables.

Nine Months Ended September 30, 2019 Financial Summary

	Net Sales by Operating Segment (Amounts In Thousands)
	Nine Months Ended September 30, 2019	Nine Months Ended September 30, 2018	Percent Change	Impact of Currency Exchange	Percent Change Excluding Impact of Currency
Asia	$102,475	$97,593	5.0%	$(4,476)	9.6%
Europe	45,312	41,601	8.9	(1,184)	11.8
North America	105,304	109,201	(3.6)	(249)	(3.3)
Latin America and Other	17,429	19,041	(8.5)	(335)	(6.7)
	$270,520	$267,436	1.2%	$(6,244)	3.5%

Net sales of $270.5 million increased 1.2 percent compared to $267.4 million in the nine months ended September 30, 2018. Net sales were also negatively impacted by $6.2 million of unfavorable foreign currency exchange rate fluctuations. On a local currency basis, net sales increased 3.5 percent compared to 2018. The increase in local currency net sales was primarily related to growth in Asia and Europe partially offset by a $3.6 million decline in North America and a $1.3 million decline in Latin America and Other.

Gross margin, as a percentage of net sales, increased to 74.1 percent from 73.8 percent in the nine months ended September 30, 2018. The increase in gross margin as compared to the prior year was primarily driven by changes in market mix and reserves for obsolete inventory recorded in the prior year.

Volume incentives, as a percentage of net sales, decreased to 34.1 percent from 34.9 percent in the nine months ended September 30, 2018. The decrease in volume incentives as a percent of net sales is primarily due to changes in market mix, reflecting growth in markets where volume incentives as a percentage of net sales are lower than the consolidated average, and the growth in NSP China where payments to independent service providers are included in SG&A.

SG&A expenses decreased by approximately $1.3 million to $96.0 million for the nine months ended September 30, 2019. The decrease in SG&A expenses is primarily due to savings from restructuring activities. As a percentage of net sales, SG&A expenses decreased to 35.5 percent from 36.4 percent in the nine months ended September 30, 2018. Excluding the impact of restructuring and other non-recurring expenses as well as net gains on sales of properties, SG&A expenses as a percentage of net sales were 34.6 percent and 37.1 percent for the nine months ended September 30, 2019 and 2018, respectively.

Operating income in the nine months ended September 30, 2019 was $12.2 million, or 4.5 percent of net sales, as compared to $6.6 million, or 2.5 percent of net sales for the same period 2018. Excluding impact of non-recurring items noted above, operating income was $14.6 million, or 5.4 percent of net sales, compared to a $4.8 million, or 1.8 percent of net sales in the prior year period.

Other loss, net, in the nine months ended September 30, 2019 was a loss of $1.0 million compared to a loss of $1.4 million for the same period 2018. The provision for income taxes was $5.5 million in the nine months ended September 30, 2019 compared to $3.6 million for the same period 2018.

GAAP net income attributable to common shareholders was $5.8 million, or $0.29 per diluted common share, compared to $2.1 million, or $0.11 per diluted common share in the nine months ended September 30, 2018. Net loss attributable to NSP China was $0.3 million or $0.01 per diluted common share for the nine months ended September 30, 2019, compared to a loss of $2.3 million, or $0.12 per diluted common share for the same period 2018.

Adjusted net income attributable to common shareholders was $7.3 million, or $0.37 per diluted common share, compared to $0.2 million, or $0.01 per diluted common share in the prior year period. A reconciliation of adjusted net income to GAAP net income is provided in the attached financial tables.

Adjusted EBITDA was $23.6 million, compared to $13.6 million in 2018. A reconciliation of Adjusted EBITDA to GAAP net income is provided in the attached financial tables.

Balance Sheet and Cash Flow

Net cash used in operating activities was $5.5 million for the nine months ended September 30, 2019, compared to $14.2 million provided in the prior year period. Capital expenditures during the nine months ended September 30, 2019 totaled $4.5 million compared to $4.0 million in the same period of 2018. As of September 30, 2019, the Company had cash and cash equivalents of $50.5 million.

Active Distributors and Customers by Segment (1)

	2019		2018
	Distributors & Customers	Managers	Distributors & Customers	Managers
Asia	35,700	2,600	33,900	2,400
Europe	88,200	4,300	75,700	3,700
North America	75,500	4,600	75,700	4,900
Latin America and Other	30,400	1,100	28,700	1,200
	229,800	12,600	214,000	12,200

(1)Active Distributors and customers include Nature’s Sunshine Products’ independent Distributors and customers who have purchased our products directly for resale and/or personal consumption during the previous three months ended as of the date indicated. Total Managers, Distributors and Customers, which includes those who have made a purchase in the last twelve months, was 509,800 as of September 30, 2019.

In China, we sell our products through multiple channels, including cross-border e-commerce, wholesale, direct sellers and independent service providers who are compensated for marketing, sales support, and other services.

Conference Call

Nature’s Sunshine Products will host a conference call to discuss its third quarter 2019 results on Thursday, November 7, 2019 at 5:00 PM Eastern Time. The toll-free dial-in number for callers in the U.S. and Canada is 1-800-239-9838, conference ID: 7401949. International callers can dial 1-323-794-2551, conference ID: 7401949. A replay will be available from November 7, 2019 at 8:00 PM Eastern Time through Thursday, November 21, 2019 at 11:59 PM Eastern Time by dialing 1-844-512-2921 (U.S. and Canada) or 1-412-317-6671 (International), replay PIN: 7401949. The call will also be webcast live and will be available on the Investors section of Nature’s Sunshine Products’ website at www.naturessunshine.com for 90 days.

About Nature’s Sunshine Products

Nature’s Sunshine Products (NATR), a leading natural health and wellness company, markets and distributes nutritional and personal care products in more than 40 countries. Nature’s Sunshine manufactures most of its products through its own state-of-the-art facilities to ensure its products continue to set the standard for the highest quality, safety and efficacy on the market today. Additional information about the Company can be obtained at its website, www.naturessunshine.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding the Company’s future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to the Company’s objectives, plans, strategies and financial results. All statements (other than statements of historical fact) that address activities, events or developments that the Company intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, including the following:

•laws and regulations regarding direct selling may prohibit or restrict our ability to sell our products in some markets or require us to make changes to our business model in some markets;
•extensive government regulations to which the Company's products, business practices and manufacturing activities are subject;
•legal challenges to the Company's direct selling program or to the classification of its independent distributors;
•impact of anti-bribery laws, including the U.S. Foreign Corrupt Practices Act;
•the Company’s ability to attract and retain independent distributors;
•the loss of one or more key independent distributors who have a significant sales network;
•the full implementation of the Company’s joint venture for operations in China with Fosun Industrial Co., Ltd.;
•registration of products for sale in foreign markets, or difficulty or increased cost of importing products into foreign markets;
•cybersecurity threats and exposure to data loss;

•the storage, processing, and use of data, some of which contain personal information, are subject to complex and evolving privacy and data protection laws and regulations;
•reliance on information technology infrastructure;
•the effect of fluctuating foreign exchange rates;
•liabilities and obligations arising from improper activity by the Company’s independent distributors;
•failure of the Company’s independent distributors to comply with advertising laws;
•changes to the Company’s independent distributor compensation plans;
•geopolitical issues and conflicts;
•negative consequences resulting from difficult economic conditions, including the availability of liquidity or the willingness of the Company’s customers to purchase products;
•risks associated with the manufacturing of the Company's products;
•uncertainties relating to the application of transfer pricing, duties, value-added taxes, and other tax regulations, and changes thereto;
•changes in tax laws, treaties or regulations, or their interpretation;
•actions on trade relations by the U.S. and foreign governments;
•product liability claims; and
•the sufficiency of trademarks and other intellectual property rights.

These and other risks and uncertainties that could cause actual results to differ from predicted results are more fully detailed under the caption “Risk Factors” in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports filed on Form 10-Q.

All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by the cautionary statements included in or incorporated by reference into this press release. Except as is required by law, the Company expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this press release.

Non-GAAP Financial Measures

We have included information which has not been prepared in accordance with generally accepted accounting principles (GAAP), such as information concerning non-GAAP net income, Adjusted EBITDA and net sales excluding the impact of foreign currency exchange fluctuations.

We utilize the non-GAAP measures of non-GAAP net income and Adjusted EBITDA in the evaluation of our operations and believe that these measures are useful indicators of our ability to fund our business. These non-GAAP financial measures should not be considered as an alternative to, or more meaningful than, U.S. GAAP net income (loss) as an indicator of our operating performance.

Other companies may use the same or similarly named measures, but exclude different items, which may not provide investors with a comparable view of Nature’s Sunshine Products’ performance in relation to other companies. We have included a reconciliation of Net Income to Adjusted EBITDA, the most comparable GAAP measure. We have also included a reconciliation of GAAP net income to Non-GAAP net income and Non-GAAP Adjusted EPS, in the attached financial tables.

Net sales in local currency removes, from net sales in U.S. dollars, the impact of changes in exchange rates between the U.S. dollar and the functional currencies of our foreign subsidiaries. This is accomplished by translating the current period net sales into U.S. dollars using the same foreign currency exchange rates that were used to translate the net sales for the previous comparable period.

We believe presenting the impact of foreign currency fluctuations is useful to investors because it allows a more meaningful comparison of net sales of our foreign operations from period to period. Net sales excluding the impact of foreign currency fluctuations should not be considered in isolation or as an alternative to net sales in U.S. dollar measures that reflect current period exchange rates, or to other financial measures calculated and presented in accordance with U.S. GAAP.

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share information)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net sales	$88,524	$88,828	$270,520	$267,436
Cost of sales	22,784	23,161	70,078	70,152
Gross profit	65,740	65,667	200,442	197,284

Operating expenses:
Volume incentives	29,862	30,511	92,177	93,365
Selling, general and administrative	31,177	31,643	96,048	97,339
Operating income	4,701	3,513	12,217	6,580
Other loss, net	(1,243)	(353)	(985)	(1,420)
Income before provision for income taxes	3,458	3,160	11,232	5,160
Provision for income taxes	2,107	1,821	5,523	3,550
Net income	1,351	1,339	5,709	1,610
Net income (loss) attributable to noncontrolling interests	34	(158)	(54)	(452)
Net income attributable to common shareholders	$1,317	$1,497	$5,763	$2,062

Basic and diluted net income per common share:

Basic earnings per share attributable to common shareholders	$0.07	$0.08	$0.30	$0.11

Diluted earnings per share attributable to common shareholders	$0.07	$0.08	$0.29	$0.11

Weighted average basic common shares outstanding	19,313	19,164	19,291	19,094
Weighted average diluted common shares outstanding	19,662	19,382	19,618	19,406

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$50,530	$50,638
Accounts receivable, net of allowance for doubtful accounts of $405 and $460, respectively	7,488	7,751
Inventories	45,282	42,048
Prepaid expenses and other	5,224	6,388
Total current assets	108,524	106,825

Property, plant and equipment, net	61,052	64,061
Operating lease right-of-use assets	24,890	—
Investment securities - trading	1,166	1,308
Intangible assets, net	546	618
Deferred income tax assets	8,533	9,056
Other assets	10,036	11,148
Total assets	$214,747	$193,016

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,061	$5,219
Accrued volume incentives and service fees	19,161	20,562
Accrued liabilities	28,787	34,801
Deferred revenue	1,324	1,197
Related party note payable	1,500	1,530
Income taxes payable	2,516	3,378
Current portion of operating lease liabilities	5,050	—
Total current liabilities	62,399	66,687

Liability related to unrecognized tax benefits	1,463	2,192
Long-term portion of operating lease liabilities	21,061	—
Deferred compensation payable	1,166	1,308
Long-term deferred income tax liabilities	1,498	1,556
Other liabilities	394	705
Total liabilities	87,981	72,448

Shareholders’ equity:
Common stock, no par value, 50,000 shares authorized, 19,331 and 19,204 shares issued and outstanding, respectively	135,080	133,684
Retained earnings (accumulated deficit)	3,691	(2,072)
Noncontrolling interest	9	63
Accumulated other comprehensive loss	(12,014)	(11,107)
Total shareholders’ equity	126,766	120,568
Total liabilities and shareholders’ equity	$214,747	$193,016

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,709	$1,610
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	4	155
Depreciation and amortization	7,533	7,313
Non-cash lease expense	3,989	—
Share-based compensation expense	1,529	1,458
Loss (gain) on sale of property, plant and equipment	17	(4,000)
Deferred income taxes	474	650
Purchase of trading investment securities	(69)	(128)
Proceeds from sale of trading investment securities	392	610
Realized and unrealized gains on investments	(181)	(80)
Foreign exchange losses	597	1,250
Loss on write-off of cumulative translation adjustment	595	—
Changes in assets and liabilities:
Accounts receivable	152	467
Inventories	(4,074)	462
Prepaid expenses and other current assets	1,065	(420)
Other assets	469	897
Accounts payable	(1,073)	88
Accrued volume incentives and service fees	(1,096)	169
Accrued liabilities	(5,277)	7,949
Deferred revenue	127	(1,334)
Lease liabilities	(3,619)	—
Income taxes payable	(880)	(32)
Liability related to unrecognized tax benefits	(729)	(2,501)
Deferred compensation payable	(142)	(378)
Net cash provided by operating activities	5,512	14,205
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(4,474)	(3,959)
Proceeds from sale of property, plant and equipment	—	5,072
Net cash (used in) provided by investing activities	(4,474)	1,113
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments of revolving credit facility	(547)	(56,853)
Proceeds from revolving credit facility	547	45,508
Proceeds from related party borrowing	—	1,000
Proceeds from the exercise of stock awards	60	664
Tax benefit from stock awards	(193)	(578)
Net cash used in financing activities	(133)	(10,259)
Effect of exchange rates on cash and cash equivalents	(1,013)	(110)
Net (decrease) increase in cash and cash equivalents	(108)	4,949
Cash and cash equivalents at the beginning of the period	50,638	42,910
Cash and cash equivalents at the end of the period	$50,530	$47,859
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes, net of refunds	$5,212	$3,700
Cash paid for interest	63	220

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Amounts in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income	$1,351	$1,339	$5,709	$1,610
Adjustments:
Depreciation and amortization	2,546	2,301	7,533	7,313
Share-based compensation expense	678	334	1,529	1,458
Other (income) loss, net*	1,243	353	985	1,420
Provision for income taxes	2,107	1,821	5,523	3,550
Other adjustments (1)	410	(1,042)	2,364	(1,776)
Adjusted EBITDA	$8,335	$5,106	$23,643	$13,575

(1) Other adjustments
CEO transition	$—	$—	$—	$1,518
Restructuring related expenses	410	686	2,364	686
Gain on sale of properties	—	(1,728)	—	(3,980)
Total adjustments	$410	$(1,042)	$2,364	$(1,776)

* Other (income) loss, net is primarily comprised of foreign exchange gains (losses), interest income, and interest expense.

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO
NON-GAAP NET INCOME and NON-GAAP ADJUSTED EPS
(Amounts in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income	$1,351	$1,339	$5,709	$1,610
Adjustments:
CEO transition	—	—	—	1,518
Restructuring related expenses	410	686	2,364	686
Net gains on sales of properties	—	(1,728)	—	(3,980)
Tax impact of adjustments	(124)	505	(867)	(72)
Total adjustments	286	(537)	1,497	(1,848)
Non-GAAP net income (loss)	$1,637	$802	$7,206	$(238)

Reported income attributable to common shareholders	$1,317	$1,497	$5,763	$2,062
Total adjustments	286	(537)	1,497	(1,848)
Non-GAAP net income attributable to common shareholders	$1,603	$960	$7,260	$214

Basic income per share, as reported	$0.07	$0.08	$0.30	$0.11
Total adjustments, net of tax	0.01	(0.03)	0.08	(0.10)
Basic income per share, as adjusted	$0.08	$0.05	$0.38	$0.01

Diluted income per share, as reported	$0.07	$0.08	$0.29	$0.11
Total adjustments, net of tax	0.01	(0.03)	0.08	(0.10)
Diluted income per share, as adjusted	$0.08	$0.05	$0.37	$0.01

Contact:

Scott Van Winkle
Managing Director, ICR
(617) 956-6736
scott.vanwinkle@icrinc.com